Exhibit 5.1

April 26, 2018

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Ladies and Gentlemen:

We have acted as counsel to Spirit of Texas Bancshares, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-224172) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 6, 2018 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering 2,190,750 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”).

We understand that the Shares are to be sold by the Company pursuant to the terms of an Underwriting Agreement to be executed by the Company, Stephens Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”), in substantially the form filed as Exhibit 1.1 to the Registration Statement.

In rendering the opinions set forth below, we have examined (i) the Registration Statement; (ii) the Second Amended and Restated Certificate of Formation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) the Underwriting Agreement; (v) resolutions of the Board of Directors of the Company relating to the Registration Statement and the Shares; and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that all the Shares will be issued and sold in the manner stated in the Registration Statement and that a pricing committee of the Board of Directors of the Company will have taken action necessary to set the sale price of the Shares and to approve certain related matters.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Shares have been issued and delivered in accordance with terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are qualified in the following respects:

A. We have assumed, without independent verification, that the certificates for the Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock.

B. We have assumed (i) the authenticity of each document submitted to us as an original, (ii) that each document that is a copy conforms to an authentic original and all signatures on each such document are genuine, (iii) the truthfulness of all statements of fact contained in sale documents, and (iv) that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C. This opinion is limited in all respects to the federal laws of the United States and the applicable provisions of the laws of the State of Texas. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

D. We have assumed that the Registration Statement and any amendments thereto have become effective under the Act and a prospectus will have been filed with the Commission describing the pricing of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ JACKSON WALKER L.L.P.

JACKSON WALKER L.L.P.